Mail Stop 4561
      January 9, 2006

Mr. Joseph Macnow
Executive Vice President and Chief Financial Officer
Alexander`s, Inc.
210 Route 4 East
Paramus, NJ 07652

	Re:	Alexander`s, Inc.
		Form 10-K for the Fiscal Year Ended December 31, 2004 Form 10-Q for the Quarterly Period Ended March 31, 2005 Form 10-Q for the Quarterly Period Ended June 30, 2005 File No. 1-06064

Dear Mr. Macnow:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

      			Sincerely,


      Jorge Bonilla
      Senior Staff Accountant